Exhibit 15.1

August 9, 2017

The Board of Directors and Shareholders
Arrow Financial Corporation
Glens Falls, New York

Re: Registration Statement on Form S-3 related to the Arrow Financial Corporation 2011 Employee Stock Purchase Plan

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated May 9, 2017 and August 8, 2017 related to our review of the interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Albany, New York